Exhibit 99

Investor Contact:
Chris Gay
308-255-2905
Cabela's Incorporated

Media Contact:
Joe Arterburn
308-255-1204
Cabela's Incorporated

CABELA'S INC. REPORTS RECORD THIRD QUARTER 2013 RESULTS
- Third Quarter Diluted EPS Increased 16.7% to $0.70 vs. $0.60 a Year Ago
- Total Revenue Increased 14.8% to $850.8 Million
- Third Quarter Comparable Store Sales Up 3.9%
- Direct Revenue Increased 0.9%
- Merchandise Gross Margin Increased 10 Basis Points to 37.3%
- After-Tax Return on Invested Capital Increased 110 Basis Points

SIDNEY, Neb. (October 24, 2013) - Cabela's Incorporated (NYSE:CAB) today reported strong financial results for third quarter fiscal 2013.

For the quarter, total revenue increased 14.8% to $850.8 million; Retail store revenue increased 20.8% to $550.9 million; Direct revenue increased 0.9% to $198.6 million; and Financial Services revenue increased 14.5% to $98.4 million. Comparable store sales increased 3.9%. Net income increased 16.6% to $49.9 million compared to $42.8 million in the year ago quarter, and earnings per diluted share increased 16.7% to $0.70 compared to $0.60 in the year ago quarter.

"In today's difficult marketplace, the strong performance of our next-generation stores continues to be a competitive advantage," said Tommy Millner, Cabela's Chief Executive Officer. "Growing our retail footprint through our next-generation store format provides an exciting vision into the future of our Company. In the third quarter, 14 of our 18 next-generation stores were open for the full period and outperformed our legacy store base by approximately 50% in sales per square foot and approximately 60% in profit per square foot. Based on this, we plan to expand retail square footage at a low to mid-teens rate over the next several years with our next-generation and Outpost store formats."
The 3.9% increase in comp store sales is the eighth consecutive quarter of comp store sales increases. Excluding firearms, comp store sales increased 5.3% as sales of firearms significantly moderated during the quarter. The eight next-generation stores in the comp base at the end of the quarter generated comp store sales of 6.7%. Ammunition sales, while still above prior year levels, slowed during the quarter. We saw strong performance in men’s apparel, hunting apparel and general outdoors.

"Although Direct revenue increased for the fourth consecutive quarter, the results fell short of our expectations," Millner said. "These results were caused by a deceleration in ammunition sales and Internet traffic, lower average ticket and a more cautious consumer. Since we expect these trends to continue, our Direct business in the fourth quarter is anticipated to decline at a mid-single digit rate. During the quarter, we continued to enhance our omni-channel efforts through greater use of digital marketing and the limited roll out of omni-channel fulfillment. In the fourth quarter, we will continue to expand our omni-channel fulfillment capabilities and will implement a number of improvements to our mobile platform."
For the quarter, merchandise gross margin improved 10 basis points to 37.3% compared to the prior year quarter. Merchandise mix declines from ammunition sales were more than offset by margin improvement due to the elimination of free shipping to CLUB members and increased penetration of Cabela's brand merchandise.
"Starting in August, we saw a significant deceleration in the sales of firearms and ammunition as well as a challenging consumer environment across all business channels," Millner said. "To compensate, we increased marketing and advertising spending by several million dollars. In addition, we took an aggressive approach to managing other costs to levels consistent with how our business performed and will continue to manage those costs accordingly through the rest of the year."

"In the fourth quarter of last year, comp store sales increased a very strong 12.0%, which, at the time, was our largest increase ever as a public company. Due to this very difficult comparison, we expect comp store sales to decline at a mid-single digit rate in the fourth quarter. We believe that we have managed expense levels consistent with these expectations."

The Cabela's CLUB Visa program had another solid quarter. During the quarter, growth in average active credit card accounts accelerated to 10.1% due to increases in new customers, primarily in the Retail and Internet channels. For the quarter, net charge-offs remained at extremely low levels and were 1.72% compared to 1.71% in the prior year quarter. Increased Financial Services revenue was driven by increases in interest and fee income as well as interchange income. With 2008 restructured credit card loans approaching their five year statutory maturity, and additional history on loans restructured subsequent to 2008, we are now able to perform additional analysis regarding performance of the restructured loan portfolio. As a result of this analysis, the allowance for loan losses was reduced by $5.1 million during the quarter, compared to a $1.3 million reduction in the third quarter last year.
In the fourth quarter last year, a $12.5 million charge related to the Visa antitrust settlement was recognized. We recently received notification from Visa that the impact of the proposed settlement had been reduced causing a decrease in our estimate of $1.7 million. Additional adjustments were made for certain employee related expenses in the quarter. The net impact of these items was a benefit of $0.01 to earnings per share for the quarter. See the supporting schedules to this earnings release labeled "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of the GAAP to non-GAAP financial measures.

The tax rate for the quarter was 31.3% compared to 32.3% in the year ago quarter due to more effective tax planning. The fourth quarter tax rate is expected to be between 31.5% and 32.5%, which is slightly below our previous guidance of between 32.5% and 33.5%. For 2014, the tax rate is expected to be between 31.5% and 33.5%.

"Return on invested capital improved by 110 basis points over the same quarter a year ago," Millner said. "With our strong operational improvements, we are confident in our ability to generate even further improvements in return on invested capital."
"Although the consumer environment is difficult, we continue to be very pleased with the strong performance of our next-generation stores, omni-channel progression and growth in our Cabela's CLUB loyalty program," Millner said. "Our retail stores are performing at very high levels, and we have adjusted expenses to be more in line with current business trends. As a result, we are comfortable with the current external earnings estimates for the fourth quarter of 2013. While our 2014 budget is not yet finalized, we expect 2014 earnings per share to be the sixth consecutive year of double-digit earnings per share growth."

Conference Call Information

A conference call to discuss third quarter fiscal 2013 operating results is scheduled for today (Thursday, October 24, 2013) at 11:00 a.m. Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela's website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela's Incorporated

Cabela's Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world's largest direct marketer, of hunting, fishing, camping and related outdoor merchandise. Since the Company's founding in 1961, Cabela's® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World's Foremost Outfitter®. Through Cabela's growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela's also issues the Cabela's CLUB® Visa credit card, which serves as its primary customer loyalty rewards program. Cabela's stock is traded on the New York Stock Exchange under the symbol "CAB".

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company's beliefs, assumptions, and expectations of future events, taking into account the information currently available to the Company. Such forward-looking statements include, but are not limited to, the Company's statements regarding expanding retail square footage at a low to mid-teens rate over the next several years, Direct business in the fourth quarter declining at a mid-single digit rate, comp store sales declining at a mid-single digit rate in the fourth quarter and managing expense levels consistent with these expectations, the fourth quarter tax rate being between 31.5% and 32.5%, the 2014 tax rate being between 31.5% and 33.5%, generating even further improvements in return on invested capital, comfort with the current external earnings estimates for the fourth quarter of 2013, and 2014 earnings per share being the sixth consecutive year of double-digit earnings per share growth. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the state of the economy and the level of discretionary consumer spending, including changes in consumer preferences and demographic trends; adverse changes in the capital and credit markets or the availability of capital and credit; the Company's ability to successfully execute its omni-channel strategy; increasing competition in the outdoor sporting goods industry and for credit card products and reward programs; the cost of the Company's products, including increases in fuel prices; the availability of the Company's products due to political or financial instability in countries where the goods the Company sells are manufactured; supply and delivery shortages or interruptions, and other interruptions or disruptions to the Company's systems, processes, or controls, caused by system changes or other factors; increased or adverse government regulations, including regulations relating to firearms and ammunition; the Company's ability to protect its brand, intellectual property, and reputation; the outcome of litigation, administrative, and/or regulatory matters (including a Commissioner's charge the Company received from the Chair of the U. S. Equal Employment Opportunity Commission in January 2011); the Company's ability to manage credit, liquidity, interest rate, operational, legal, and compliance risks; the Company's ability to increase credit card receivables while managing credit quality; the Company's ability to securitize its credit card receivables at acceptable rates or access the deposits market at acceptable rates; the impact of legislation, regulation, and supervisory regulatory actions in the financial services industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; and other risks, relevant factors, and uncertainties identified in the Company's filings with the SEC (including the information set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended December 29, 2012), which filings are available at the Company's website at www.cabelas.com and the SEC's website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company's forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Earnings Per Share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenue:
Merchandise sales	$749,141	$652,313	$2,124,538	$1,730,252
Financial Services revenue	98,403	85,932	272,753	248,654
Other revenue	3,284	2,933	12,839	13,030
Total revenue	850,828	741,178	2,410,130	1,991,936
Cost of revenue:
Merchandise costs (exclusive of depreciation and amortization)	469,614	409,929	1,341,706	1,100,431
Cost of other revenue	318	—	386	634
Total cost of revenue (exclusive of depreciation and amortization)	469,932	409,929	1,342,092	1,101,065
Selling, distribution, and administrative expenses	304,293	264,136	844,448	719,354
Impairment and restructuring charges	—	—	937	—

Operating income	76,603	67,113	222,653	171,517

Interest expense, net	(4,979)	(5,227)	(14,249)	(16,175)
Other non-operating income, net	1,028	1,288	3,675	4,139

Income before provision for income taxes	72,652	63,174	212,079	159,481
Provision for income taxes	22,766	20,389	67,801	54,000
Net income	$49,886	$42,785	$144,278	$105,481

Earnings per basic share	$0.71	$0.61	$2.05	$1.51
Earnings per diluted share	$0.70	$0.60	$2.01	$1.47

Basic weighted average shares outstanding	70,575,804	69,894,538	70,412,479	69,794,416
Diluted weighted average shares outstanding	71,757,901	71,555,862	71,717,894	71,624,451

CABELA'S INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands Except Par Values)
(Unaudited)

	September 28, 2013	December 29, 2012	September 29, 2012
ASSETS
CURRENT
Cash and cash equivalents	$409,733	$288,750	$265,675
Restricted cash of the Trust	26,009	17,292	16,709
Held-to-maturity investment securities	135,000	—	—
Accounts receivable, net	29,367	46,081	20,773
Credit card loans (includes restricted credit card loans of the Trust of $3,591,844, $3,523,133, and $3,193,162), net of allowance for loan losses of $57,370, $65,600, and $65,750	3,567,423	3,497,472	3,151,647
Inventories	815,594	552,575	721,701
Prepaid expenses and other current assets	95,382	132,694	143,930
Income taxes receivable and deferred income taxes	53,693	54,164	52,261
Total current assets	5,132,201	4,589,028	4,372,696
Property and equipment, net	1,201,662	1,021,656	971,401
Land held for sale	18,271	23,448	39,437
Economic development bonds	79,260	85,041	92,744
Other assets	30,671	28,990	29,091
Total assets	$6,462,065	$5,748,163	$5,505,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT
Accounts payable, including unpresented checks of $23,745, $28,928, and $18,819	$284,934	$285,039	$366,992
Gift instrument, credit card rewards, and loyalty rewards programs	248,711	262,653	218,068
Accrued expenses	153,287	180,906	129,869
Time deposits	357,314	367,350	310,617
Current maturities of secured variable funding obligations of the Trust	—	325,000	—
Current maturities of long-term debt	8,414	8,402	8,398
Total current liabilities	1,052,660	1,429,350	1,033,944
Long-term time deposits	790,664	680,668	763,938
Secured long-term obligations of the Trust, less current maturities	2,452,250	1,827,500	1,827,500
Long-term debt, less current maturities	524,149	328,133	443,199
Deferred income taxes	14,329	10,571	33,712
Other long-term liabilities	102,063	95,962	99,593

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; Authorized – 10,000,000 shares; Issued – none	—	—	—
Common stock, $0.01 par value:
Class A Voting, Authorized – 245,000,000 shares
Issued – 70,604,935, 70,545,558, and 70,545,524 shares
Outstanding – 70,604,705, 70,053,144, and 70,019,501 shares	706	705	705
Additional paid-in capital	339,752	351,161	344,541
Retained earnings	1,180,705	1,036,427	968,395
Accumulated other comprehensive income	4,802	5,542	8,917
Treasury stock, at cost – 230, 492,414, and 526,023 shares	(15)	(17,856)	(19,075)
Total stockholders’ equity	1,525,950	1,375,979	1,303,483
Total liabilities and stockholders’ equity	$6,462,065	$5,748,163	$5,505,369

CABELA'S INCORPORATED AND SUBSIDIARIES
SEGMENT INFORMATION
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Revenue:
Retail	$550,878	$455,965	$1,521,550	$1,185,989
Direct	198,596	196,818	603,878	545,466
Financial Services	98,403	85,932	272,753	248,654
Other	2,951	2,463	11,949	11,827
Total revenue	$850,828	$741,178	$2,410,130	$1,991,936

Operating Income (Loss):
Retail	$103,658	$85,438	$279,409	$200,889
Direct	29,284	30,220	104,912	93,559
Financial Services	29,182	23,230	79,198	73,508
Other	(85,521)	(71,775)	(240,866)	(196,439)
Total operating income	$76,603	$67,113	$222,653	$171,517

As a Percentage of Total Revenue:
Retail revenue	64.8%	61.5%	63.1%	59.5%
Direct revenue	23.3	26.6	25.1	27.4
Financial Services revenue	11.6	11.6	11.3	12.5
Other revenue	0.3	0.3	0.5	0.6
Total revenue	100.0%	100.0%	100.0%	100.0%

As a Percentage of Segment Revenue:
Retail operating income	18.8%	18.7%	18.4%	16.9%
Direct operating income	14.7	15.4	17.4	17.2
Financial Services operating income	29.7	27.0	29.0	29.6
Total operating income as a percentage of total revenue	9.0	9.1	9.2	8.6

CABELA'S INCORPORATED AND SUBSIDIARIES
COMPONENTS OF FINANCIAL SERVICES SEGMENT REVENUE
(Dollars in Thousands)
(Unaudited)

Financial Services revenue consists of activity from the Company's credit card operations and is comprised of interest and fee income, interchange income, other non-interest income, interest expense, provision for loan losses, and customer rewards costs. The following table details the components and amounts of Financial Services revenue for the periods presented below.

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Interest and fee income	$87,945	$76,944	$250,383	$222,137
Interest expense	(17,075)	(13,799)	(46,863)	(40,379)
Provision for loan losses	(8,404)	(10,387)	(33,030)	(29,231)
Net interest income, net of provision for loan losses	62,466	52,758	170,490	152,527
Non-interest income:
Interchange income	88,963	77,022	252,290	220,388
Other non-interest income	1,430	3,055	4,113	11,075
Total non-interest income	90,393	80,077	256,403	231,463
Less: Customer rewards costs	(54,456)	(46,903)	(154,140)	(135,336)

Financial Services revenue	$98,403	$85,932	$272,753	$248,654

The following table sets forth the components of Financial Services revenue as a percentage of average total credit card loans, including any accrued interest and fees, for the periods presented below.

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Interest and fee income	9.9%	9.8%	9.7%	9.8%
Interest expense	(1.9)	(1.8)	(1.8)	(1.8)
Provision for loan losses	(0.9)	(1.3)	(1.3)	(1.3)
Interchange income	10.0	9.8	9.8	9.7
Other non-interest income	0.2	0.4	0.2	0.5
Customer rewards costs	(6.1)	(6.0)	(6.0)	(5.9)
Financial Services revenue	11.2%	10.9%	10.6%	11.0%

CABELA'S INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP REVENUE MEASURES OF FINANCIAL SERVICES SEGMENT
(Dollars in Thousands)
(Unaudited)

In July 2012, the parties to the Visa antitrust litigation entered into a memorandum of understanding to enter into a settlement agreement to resolve their claims. In November 2012, the settlement received preliminary court approval. The court held a hearing for final approval of the settlement in September 2013 but the settlement has not yet received final court approval. The settlement agreement requires, among other things, the distribution to class merchants of an amount equal to 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. As a result of the preliminary court approval, the Company recorded a liability of $12.5 million as of December 29, 2012, to accrue for the proposed settlement as a reduction of interchange income in the Financial Services segment. In 2013, certain plaintiffs opted out of the proposed settlement resulting in management re-evaluating the impact of the reduction of default interchange. In addition, the Company received its first interchange reduction report from Visa for the period July 29, 2013, through August 31, 2013. As a result of management re-evaluations and analysis relating to the merchant charge volume per the August 2013 Visa interchange reduction report, it was determined that the estimated effect for the proposed settlement should be reduced by $1.65 million and $2.85 million, respectively, in the three and nine months ended September 28, 2013.
To supplement the Company's revenue components of its Financial Services segment presented according to generally accepted accounting principles ("GAAP"), the Company has disclosed two non-GAAP measures of operating results that exclude the adjustments of $1.65 million and $2.85 million recorded in the three and nine months ended September 28, 2013, as an increase to interchange income for the proposed Visa settlement. Interchange income and total Financial Services revenue are presented below both as reported (on a GAAP basis) and excluding the adjustment to interchange income for the proposed Visa settlement. In light of the nature and magnitude, the Company believes these items should be presented separately to enhance a reader's overall understanding of the Company's ongoing operations as they relate to its Financial Services segment. The following non-GAAP financial measures should be considered in conjunction with the GAAP financial measures.

	September 28, 2013	September 29, 2012	Increase (Decrease)	% Change
Three Months Ended:
Interchange income	$88,963	$77,022	$11,941	15.5%
Adjustment for Visa antitrust settlement	(1,650)	—	(1,650)
Interchange income - 2013 non-GAAP adjusted	$87,313	$77,022	$10,291	13.4

Total Financial Services revenue	$98,403	$85,932	$12,471	14.5
Adjustment for Visa antitrust settlement	(1,650)	—	(1,650)
Total Financial Services revenue - 2013 non-GAAP adjusted	$96,753	$85,932	$10,821	12.6

Interchange income as a percentage of average total credit card loans - 2013 non-GAAP adjusted	9.8%	9.8%	—%
Financial Services revenue as a percentage of average total credit card loans - 2013 non-GAAP adjusted	10.9%	10.9%	—%

Nine Months Ended:
Interchange income	$252,290	$220,388	$31,902	14.5%
Adjustment for Visa antitrust settlement	(2,850)	—	(2,850)
Interchange income - 2013 non-GAAP adjusted	$249,440	$220,388	$29,052	13.2

Financial Services revenue	$272,753	$248,654	$24,099	9.7
Adjustment for Visa antitrust settlement	(2,850)	—	(2,850)
Financial Services revenue - 2013 non-GAAP adjusted	$269,903	$248,654	$21,249	8.5

Interchange income as a percentage of average total credit card loans - 2013 non-GAAP adjusted	9.7%	9.7%	—%
Financial Services revenue as a percentage of average total credit card loans - 2013 non-GAAP adjusted	10.5%	11.0%	(0.5)%

CABELA'S INCORPORATED AND SUBSIDIARIES
KEY STATISTICS OF FINANCIAL SERVICES BUSINESS
(Unaudited)

Key statistics reflecting the performance of the Financial Services business are shown in the following charts for the periods presented below.

	Three Months Ended
	September 28, 2013	September 29, 2012	Increase	%
			(Decrease)	Change
	(Dollars in Thousands Except Average Balance per Account )

Average balance of credit card loans (1)	$3,551,109	$3,129,897	$421,212	13.5%
Average number of active credit card accounts	1,694,334	1,539,150	155,184	10.1

Average balance per active credit card account (1)	$2,096	$2,034	$62	3.0

Net charge-offs on credit card loans (1)	$15,312	$13,376	$1,936	14.5
Net charge-offs as a percentage of average credit card loans (1)	1.72%	1.71%	0.01%
(1) Includes accrued interest and fees

	Nine Months Ended
	September 28, 2013	September 29, 2012	Increase	%
			(Decrease)	Change
	(Dollars in Thousands Except Average Balance per Account )

Average balance of credit card loans (1)	$3,429,045	$3,033,243	$395,802	13.0%
Average number of active credit card accounts	1,659,724	1,504,545	155,179	10.3

Average balance per active credit card account (1)	$2,066	$2,016	$50	2.5

Net charge-offs on credit card loans (1)	$46,776	$42,170	$4,606	10.9
Net charge-offs as a percentage of average credit card loans (1)	1.82%	1.85%	(0.03)%
(1) Includes accrued interest and fees

CABELA'S INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

To supplement the Company's condensed consolidated statements of income presented in accordance with generally accepted accounting principles ("GAAP"), management of the Company has disclosed non-GAAP measures of operating results that exclude certain items. Total revenue; selling, distribution, and administrative expenses; impairment and restructuring charges; operating income; provision for income taxes; net income; and earnings per basic and diluted share are presented below both as reported (on a GAAP basis) and excluding (i) adjustments to interchange income for the proposed Visa settlement recorded in the three and nine months ended September 28, 2013, (ii) certain employee related expenses recorded in the three and nine months ended September 28, 2013, and (iii) the impairment and restructuring charges recorded in the nine months ended September 28, 2013, respectively. The impairment and restructuring charges relate to the closure of our former Winnipeg retail store in conjunction with the opening of the new Winnipeg next-generation store in May 2013. In light of the nature and magnitude, the Company believes these items should be presented separately to enhance a reader's overall understanding of the Company's ongoing operations. These non-GAAP financial measures should be considered in conjunction with the GAAP financial measures.
Management believes these non-GAAP financial results provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. In addition, management evaluates results using non-GAAP adjusted operating income, adjusted net income, and adjusted earnings per diluted share. These non-GAAP measures should not be considered in isolation or as a substitute for operating income, net income, earnings per diluted share, or any other measure calculated in accordance with GAAP. The following table reconciles these financial measures to the related GAAP financial measures for the periods presented.

	Three Months Ended
	September 28, 2013			September 29, 2012
	GAAP Basis	Amounts	Non-GAAP	GAAP Basis
	As Reported	Added Back	As Adjusted	As Reported
	(Dollars in Thousands Except Earnings Per Share)

Total revenue (1)	$850,828	$(1,650)	$849,178	$741,178

Total cost of revenue (exclusive of depreciation and amortization)	469,932	—	469,932	409,929
Selling, distribution, and administrative expenses (2)	304,293	(521)	303,772	264,136
Impairment and restructuring charges	—	—	—	—

Operating income	76,603	(1,129)	75,474	67,113

Interest expense, net	(4,979)	—	(4,979)	(5,227)
Other non-operating income, net	1,028	—	1,028	1,288
Income before provision for income taxes	72,652	(1,129)	71,523	63,174
Provision for income taxes	22,766	(354)	22,412	20,389

Net income	$49,886	$(775)	$49,111	$42,785

Earnings per basic share	$0.71	$(0.01)	$0.70	$0.61

Earnings per diluted share	$0.70	$(0.01)	$0.69	$0.60

	Nine Months Ended
	September 28, 2013			September 29, 2012
	GAAP Basis	Amounts	Non-GAAP	GAAP Basis
	As Reported	Added Back	As Adjusted	As Reported
	(Dollars in Thousands Except Earnings Per Share)

Total revenue (1)	$2,410,130	$(2,850)	$2,407,280	$1,991,936

Total cost of revenue (exclusive of depreciation and amortization)	1,342,092	—	1,342,092	1,101,065
Selling, distribution, and administrative expenses (2)	844,448	(735)	843,713	719,354
Impairment and restructuring charges (3)	937	(937)	—	—

Operating income	222,653	(1,178)	221,475	171,517

Interest expense, net	(14,249)	—	(14,249)	(16,175)
Other non-operating income, net	3,675	—	3,675	4,139
Income before provision for income taxes	212,079	(1,178)	210,901	159,481
Provision for income taxes	67,801	(377)	67,424	54,000

Net income	$144,278	$(801)	$143,477	$105,481

Earnings per basic share	$2.05	$(0.01)	$2.04	$1.51

Earnings per diluted share	$2.01	$(0.01)	$2.00	$1.47

(1)
Reflects adjustments recorded through interchange income to the Company's proposed settlement of the Visa antitrust litigation primarily due to certain plaintiffs opting out of the proposed settlement in 2013 and analysis of the Company's merchant charge volume in Visa's first interchange reduction report to WFB for the month of August 2013.

(2)	Reflects certain employee related expenses primarily related to severance benefits.

(3)	Reflects charges related to the closure of the former Winnipeg retail store in conjunction with the opening of the new Winnipeg next-generation store in May 2013.